Exhibit 99.1

EDCI - Q3 2008 Entertainment Distribution Company, Inc. Earnings
Conference Call

November 03, 2008,  4:30PM ET

CORPORATE PARTICIPANTS

 Mike Smargiassi
 Brainerd Communicators - IR

 Clarke Bailey
 EDCI Holdings, Inc. - Chairman and Interim CEO

 Michael Klinger
 EDCI Holdings, Inc. - CFO

 Tom Costabile
 EDC, LLC - President and Chief Operating Officer

 Matt Behrent
 EDCI Holdings, Inc. - Executive Vice President, Corporate Development

CONFERENCE CALL PARTICIPANTS

 Richard Mansouri
 DCM Fund - Analyst

 John Nelson
 State of Wisconsin Investment Board - Investor

 Philip Broenniman
 Cadence Partners - Analyst

 Brian Luster
 Abernathy Group - Analyst

 Eric von der Porton
 Leeward Investments - Analyst

PRESENTATION

Operator

Good afternoon. My name is Julie Ann, and I will be your conference operator today. At this time, I would like to welcome everyone to the EDCI Holdings 3Q Earnings and Sales Announcement call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (Operator Instructions) I will now turn the conference to Mr. Mike Smargiassi. You may begin.

Mike Smargiassi - Brainerd Communicators - IR

All right, thank you, and good afternoon. This is Mike Smargiassi of Brainerd Communicators. I'd like to welcome you to EDCI Holdings' conference call today. Before we get started, I would like to remind you that this call is being recorded and the audio broadcast and replay of this teleconference will be available in the Investor Relations section of the Company's website at EDCLLC.com.

You will also be able to find the related press release at the Company's website. The Private Securities Litigation Reform Act of 1995 contains the Safe Harbor provision for forward-looking statements. Forward-looking statements regarding the Company's operations and financial performance may be made during the call, and as you are aware, these statements may include projections regarding, among other things, future revenue and earnings results. Forward-looking statements are based upon the Company's current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected as described in the cautionary statements included in the Company's forms 10-Q and 10-K file with the SEC. EDCI assumes no obligation to update any forward-looking statements and does not attend to do so. Throughout this call, the Company may present both GAAP and non-GAAP financial measures. A reconciliation of non-GAAP results to the most comparable GAAP financial measure is available on EDCI's website in the press release regarding earnings for this period. All non-GAAP financial measures are provided as a complement to the Company's GAAP results, and the Company encourages investors to carefully consider all GAAP measures before making an investment decision.

With us today are Clarke Bailey, Chairman and Interim Chief Executive Officer; Mike Klinger, Chief Financial Officer; Tom Costabile, President and Chief Operating Officer of EDC, LLC; and Matt Behrent, Executive Vice President, Corporate Development. I would now like to turn the call over to Clarke.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

Thanks, Mike. Welcome and thank you for joining us to review and discuss our EDC sale announcement and results for the third quarter 2008. On today's call, I will comment on the sale and then turn the call over to Mike, who will comment on our third quarter results. Tom will provide an update on our operations. We'd then be happy to take your questions. On Friday, October 31, we announced a definitive asset purchase agreement for the sale of certain EDC distribution operations in North America to Sony DADC for $26 million in cash and the potential of an additional $2 million in cash related to EDC achieving certain additional criteria.

Sony will be acquiring EDC's distribution operations located in Fishers, Indiana; U.S. supply agreements with the Universal Music Group; all distribution equipment located in Fishers, Indiana; and certain equipment located in our King's Mountain, North Carolina facility. In addition, EDC will be transferring its customer relationships to Sony and closing its King's Mountain facility. We expect the transaction to close on or about December 31, 2008.

The announcement is the result of our strategic review process for EDC, which was started approximately a year ago. While not a complete solution to EDC, it is a significant step and one we believe is beneficial to the Company and its shareholders. It allows for a substantial reduction in EDC's debt and positions EDC to be debt free in two years.

In addition, it allows management to focus on our international business, which has historically outperformed the U.S. The U.S. has also seen a weaker industry and economic environment. As a result of this transaction, we expect EDCI Holdings, on a consolidated basis, to be net income from continuing operations positive in 2009. This is based on an industry decline rate of 10% in Europe and assumes exchange rates for the Euro and the Pound versus the U.S. dollar to not significantly vary from where they are currently.

The industry continues to be impacted by the changes in the overall physical music business. These industry-wide trends have driven, and we believe will continue to drive, consolidation. As such, our exploration of strategic opportunities for the remaining EDC business remains open.

Through December 31st, which includes the peak holiday season, EDC will continue to serve all of its customers and operate business as usual. Upon the closing, in accordance with the transition service agreements with Sony, we will commence a phased shutdown of our manufacturing facility in King's Mountain, North Carolina, and our remaining distribution facilities in Reno, Nevada and Wilkes-Barre, Pennsylvania. This will allow EDC to efficiently transfer all operations over to Sony with no interruption of service to customers. We expect this process to be essentially completed by the end of February 2009.

With the closing of the sale, completion of the transition period and sale of the remaining manufacturing equipment and facility, EDC will no longer have manufacturing or distribution operations in North America but will continue to operate and serve its international customers through its facilities in Hannover, Germany and Blackburn, United Kingdom.

Upon closing of the sale, completion of the transition period, and sale of the remaining manufacturing equipment and facility, EDC expects to record a small gain on the sale. With $25.2 million of proceeds net of transaction costs, EDC expects to prepay $9 million of its term loan due December 31, 2009; pay off its $7.9 million revolver; and pay the remaining $1.4 million in U.S. rebate obligations to Universal.

The scheduled $9 million payment on the term loan will be paid from cash generated from operations on December 31, 2008. EDC currently has $27 million under its term loan and will have $9 million remaining after the $9 million prepayment and the $9 million scheduled payment. The $7.5 million revolver will be completely paid down following the closing of the transaction.

The remaining proceeds of approximately $7.3 million and the U.S. cash on hand will be placed in an escrow account to be utilized to meet working capital needs at King's Mountain to pay severance, plant decommissioning and facility closing costs.

After the closing of the sale, EDC will have an outstanding debt of approximately $12.3 million, comprised of $9 million under the term loan consisting of three payments -- $2 million due December 2009; $2.5 million due January 2010; and $4.5 million due December 2010. Also, we'll have $3.1 million in international rebate obligations to Universal payable in annual installments through 2014 and $200,000 in capital lease obligations. The Company expects to fund these payments through cash from operations as well as cash raised through the sale of equipment and its facility in King's Mountain. Once paid off with the proceeds of the sale, EDC's $7.5 million U.S. revolver will be replaced by a $2.5 million Euro revolver with borrowings not to exceed U.S. $2.5 million under the facility.

In connection with the sale, EDC entered into an amendment to its credit facility, which will be effective upon the closing of the transaction in order to prevent the sale, provide for the modifications described above, and amend certain other provisions. Turning to our results in the third quarter, our performance was in line with internal expectation with our European operations, once again outperforming the U.S.

Before turning the call over to Mike Klinger, Executive Vice President and Chief Financial Officer, for the financial review, I'd just like to welcome him to his first call as CFO of EDCI. Mike is a proven executive who possesses approximately 28 years of hands-on financial experience, including a strong background in planning, logistics and project management. In addition, he has an extensive knowledge of our business, having served as Vice President of Finance since 2005 for EDC. Mike?

Michael Klinger - EDCI Holdings, Inc. - CFO

Thank you, Clarke. In the third quarter 2008 we reported consolidated revenue of $87.8 million compared to $96.6 million for the same quarter the prior year. The 9.1% reduction in revenue performance is primarily attributable to a decline in volumes from our U.S. and our central European operations, offset by the impact of favorable exchange rate fluctuations and improved pricing. Gross profit decreased $2.2 million from $15.6 million in the third quarter 2007 to $13.4 million in the third quarter of 2008 largely due to the impact of volume declines in our U.S. operations and central European locations, partially offset by favorable changes in exchange rates and cost reductions.

The gross profit margin was down from 16.1% in the third quarter 2007 to 15.3% in the third quarter 2008, largely due to a decrease in volumes in our U.S. and central European operations, partially offset by favorable changes to exchange rates and cost reductions. In the first nine months of 2008, our gross margin percentage decreased slightly to 13.7% from 13.9% in the comparable 2007 period, primarily due to volume declines in our U.S. and central European operations, offset by favorable exchange rate fluctuations and improved price and product service mix.

Service margins for the quarter were up 1.5 percentage points due to favorable exchange rate fluctuations and improved labor and cost efficiencies at our central European operations, offset by volume declines in our U.S. and central European operations. Product margins were down 1.8 percentage points in the quarter due to a decline in volumes primarily in our U.S. and central European operations, offset partially by favorable exchange rate fluctuations and improved price and product service mix. Gross profit in the third quarter 2008 included a $1 million of severance primarily related to the restructuring of our European operations.

Total selling and general and administrative expenses including corporate expenses, decreased to $11.4 million in the third quarter 2008 compared to $12.1 million in the third quarter 2007. The 5.8% decrease was driven by lower professional fees and a decrease in compensation costs related to stock compensation offset, in part, by an unfavorable impact from exchange rate fluctuations. In the first nine months of 2008, SG&A expenses were $36.7 million, a reduction of 7.3% compared to 2007 period. This decrease was driven by lower professional fees related to stock option litigation, accounting services and consulting and a decrease in compensation costs related to stock comp and profit interests at EDC offset, in part by an unfavorable impact from exchange rate changes.

We generated EBITDA from continuing operations of $5.5 million for the third quarter of 2008 compared to EBITDA from continuing operations of $6.9 million for the same period in the prior year. The decrease was driven by volume decreases in our U.S. and our central European operations offset by our ongoing focus to control operating and corporate costs. For the first nine months of 2008, we generate EBITDA from continuing operations of $8.3 million compared to $6.6 million in the comparable 2007 period. EBITDA from continuing operations for the three and nine months ended September 30, 2008, included $1 million and $1.9 million, respectively, as severance primarily related to the restructuring of our European operations. I would also like to note that EBITDA results described on this call are a non-GAAP financial measure. A reconciliation of GAAP to the most comparable GAAP financial measures is available in the earnings press release.

Consolidated net income from continuing operations in the third quarter 2008 was $900,000 compared to net income for continuing operations of $600,000 in the same period last year. Our results for the third quarter 2008 reflect a $3.5 million favorable impact related to our foreign currency swap as the U.S. dollar strengthened against the Euro. This was offset, in part, by lower volumes from our U.S. and central European operations in the aforementioned $1 million of severance, which we were not able to fully offset with cost reductions. Our results in the third quarter 2007 included $1.8 million in tax benefit related to an adjustment of our deferred tax assets and liabilities for the impact of the UK and German tax rate changes enacted in the third quarter of 2007 effective in 2008.

Net income from continuing operations per diluted share for the third quarter of 2008 on a weighted outstanding shares of $6.8 million was $0.13 compared to an income from continuing operations of $0.09 per diluted share on a weighted average outstanding shares of $7 million for the comparable period of 2007. Including discontinued operations in 2008 and 2007, and a gain on the sale of messaging business in 2007, net income per diluted share for the third quarter of 2008 was $0.15 compared to net income per diluted share of $0.04 for 2007.

Looking at our balance sheet, we ended the third quarter of 2008 with $81 million in consolidated, unrestricted cash and short-term investments, which compares to $77.1 million in September 30, 2007. Our cash position remains in line with historical cash fluctuations as we transition from our low to our high season. The cash and cash equivalent and marketable securities held by EDCI, included in consolidated cash and short-term investments, was $52.4 million at September 30, 2008. More than 98% of this cash is invested in treasury bills. The year-to-date consolidated cash position was impacted by $8.6 million in income tax payments for the tax years 2006, 2007, and 2008, related to our international operations, $8.1 million in debt payments, net of revolver borrowings, and $1.4 million in payments for the repurchase of our stock. We expect to build our cash position in the fourth quarter, which is historically the period in which we generate the most cash. At the end of the third quarter 2008, total long-term debt was approximately $38.8 million, net of unamortized discounts.

Capital expenditures were $0.5 million at third quarter 2008, which is down from $2 million in the same period for 2007. We have previously noted, we will continue to make the necessary capital investments to ensure we are executing on our commitments and delivering the level of service our customers expect. However, we will continue to invest cautiously in the business that pays for 2008 capital expenditures to be less than half of 2007.

EDCI announced on June 4, 2008, a share buyback program that authorized repurchase of up to 10 million shares of common stock over the next 12 months. As a result of the plan of reorganization, approved by shareholders on August 26, 2008, which had an effect of a 1-for-10 stock split, the share buyback program was adjusted to 1 million shares. All share repurchase figures have been adjusted to reflect the plan of organization. During the third quarter of 2008, EDCI repurchased a total of 143,574 shares. Since implementing the program, EDCI has repurchased a total of 174,794 shares for an aggregate purchase price of $752,000. Separately, in the first quarter of 2008, we acquired, in a privately negotiated transaction with a non-affiliate, 150,000 shares of common stock for a total purchase price of $675,000.

We continue to monitor our 382 limitations and are keeping close track on the impact of the buyback program on shareholders currently outside the three-year window, and those holders who could become 5% holders if we repurchase too much stock, and we know of several holders who are very close to that threshold. As such, we are implementing our buyback in a manner that ensures that we have a sound cushion in regards to the change of ownership requirements and are thus not endangering the NOLs. I would note that under Rule 10b-18 of the Securities and Exchange Act of 1934, we are limited in how many shares we can purchase in the open market on any given day. In addition, our buyback program is subject to blackout periods. EDCI strongly recommends that any EDCI shareholders approaching 5% notify EDCI management in order to reduce the chances of EDCI inadvertently impairing its NOL tax situation.

I would like to now turn over the call to Tom Costabile, President and Chief Operating Officer of EDC, LLC to review the operating results.

Tom Costabile - EDC, LLC - President and Chief Operating Officer

Thank you, Mike. Good afternoon, everyone. In general, the quarter was down consistent with the declines of the overall entertainment market. Trends against the prior year in our U.S. operations were similar to the first two quarters of the year, with volumes continuing to be soft. Our European operation saw some slippage against the prior year, and expectations during the third quarter as we began to see some overall retail softness. EDC was down 14.3% in total units manufactured and distributed worldwide in the quarter versus the same period last year, which was in-line with the industry in each territory serviced by EDC.

According to industry data, in the third quarter of 2008 the music industry reported a sales decline at retail of roughly 15% in the U.S. compared to the third quarter of 2007. Our U.S. manufacturing and distributed volumes, including returns, in the quarter were down 17.7% lower than the third quarter of 2007. This is primarily as a result of weak retail sales and the general conditions of the U.S. economy. This year we have processed initial orders for new releases with lower quantities, which have resulted in an increase in the number of reorders also with lower quantities. The aforementioned retail softening contributed towards our international businesses tracking behind plan for the first time this year. CD units in the third quarter of 2008 were down 6.6% compared to third quarter of 2007. However, our European markets currently continues to forecast and achieve less of a decline than we have seen an expected in the U.S. market. Internationally, our distributed units in the third quarter of 2008, which include returns, declined approximately 12% from the 2007 period.

Operationally, we remain focused on providing outstanding service to our customers in the important holiday sales period. We continue to proactively manage the business as we transition our U.S. operations and right-size our operations internationally, ensuring we have proper operating capacity to meet demand and maximize our cash flows. I would now like to turn the call over to Matt Behrent, Executive Vice President, Corporate Development.

Matt Behrent - EDCI Holdings, Inc. - Executive Vice President, Corporate Development

Thanks, Tom. We continue to actively look at acquisition opportunities for EDCI Holdings to utilize their cash and tax loss carry forwards, and we sincerely appreciate our shareholders' patience in this regard. Fortunately, some of the delays in the new acquisition effort due to challenges in strategic activities at the EDC, LLC business may have worked out to our advantage as we avoided completing any new acquisitions before the recent valuation adjustments across the public and private markets. In this market, we are seeing more opportunities that fit our investment criteria not only because valuations are better, but also because sellers and management teams are looking for creative solutions. However, given the current economic and credit situation, we are taking a prudent and cautious approach as we review potential opportunities. That said, we intend to take advantage of both the market conditions and the momentum from the sale of the U.S. business to identify a good acquisition target as quickly as possible. The board does continue to consider a transaction involving the return of the parent cash to its shareholders through either a distribution or a share repurchase based on several factors including, first, the sustained undervaluation of the parent versus its cash position; second, access to reasonably priced capital to consummate a transaction; and, third, the financial performance and related valuation of acquisition targets. EDCI ended the third quarter with $52.4 million in cash and short-term investments and U.S. unrestricted NOLs of approximately $278 million as of December 31, 2007, which do not begin to expire until 2019.

I'd like to turn the call back to Clarke.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

Thanks, Matt. I would also like to point out that while Matt has remained very active looking for new acquisitions, he has also been very involved in the sale of the U.S. business. In closing, we are executing our strategy for EDC. We have taken a significant step in our exploration of strategic opportunities, and this process remains open for the remaining EDC business. From an operational standpoint, while we continue to operate in a difficult environment, our management teams are focused on ensuring the business remains healthy and are rightsizing our operations to maximize cash flow generation. Rest assured, that with regard to new acquisitions, the board, including EDCI's largest shareholder, does not have unlimited patience. I would like to now turn the call over to the operator for questions and answers.

QUESTION AND ANSWER

Operator

Richard Mansouri, DCM Fund.

Richard Mansouri - DCM Fund - Analyst

Just a couple of questions. Firstly, I think congratulations are in order for getting what seems to be a very good price for this asset, which clearly wasn't being reflected in the stock price. I guess my first question is, do you have an approximation for the EBITDA that this U.S. business has generated versus your estimate for what the European business would generate?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

Richard, this is Clarke. At this point, we don't, and the reason for that is that we're going through the process of pro formaing out these numbers with our auditors. We'll be able to give that guidance probably at the fourth quarter conference call. There's a lot of moving parts, and the dust is kind of settling on the transaction.

Richard Mansouri - DCM Fund - Analyst

Fair enough. Let me ask you this then, it says here that $28.6 million of cash is being held at the EDC, LLC level, which, by my read of this balance sheet, is exclusive of the $26.1 million of restricted cash. Am I reading that right?

Michael Klinger - EDCI Holdings, Inc. - CFO

That's correct.

Richard Mansouri - DCM Fund - Analyst

Okay, can I ask you what is the reason why EDC, LLC has to maintain $28.6 million of cash on its balance sheet and what steps could you take to upstream that cash to the parent company?

Michael Klinger - EDCI Holdings, Inc. - CFO

At the present time, we are restricted based on our agreement with Universal to hold that cash amount back. That's related to pension obligations we have in Germany.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

That's a restricted --

Richard Mansouri - DCM Fund - Analyst

I understand the $26.1 million of restricted cash I can understand as an offset for lack of better terminology, an offset against pension. What I'm asking is it seems like there's $28.6 million of cash that's being held at EDC, LLC, and what I'm wondering is why is that there and what can be done to upstream it into the parent?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

Approximately $9 million of that cash, Richard, will go for the scheduled repayment of the term loan at year-end at EDC LLC. And the remaining portion is just -- is using the working capital of the business. The reason we can't upstream is the bank precludes us from upstreaming any dividend to the parent company until they are paid off in full.

Richard Mansouri - DCM Fund - Analyst

Okay, fair enough. Thank you for that answer. So then, lastly, let me just follow this up then, assuming that the banks are paid off in full, would it be your intention to upstream cash is left?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

Yes. We can't upstream all the cash. We still have to leave cash in the German operations obviously for the day-to-day operations, but we would be looking towards upstreaming as much as we could.

Operator

John Nelson, State of Wisconsin Investment Board.

John Nelson - State of Wisconsin Investment Board - Investor

My question was similar to Richard's, and I think a number of your other shareholders will try to -- want to try to get to this point is what do we figure as the net cash position of the Company, you know, if you paid off all your debts and what would you have available for making acquisitions or returning to the shareholders or other considerations?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

Sure, John, good question. The way I look at this -- this is Clarke once again -- the way I look at this is you separate the parent company from the operating company. At the parent company we have $52 million in cash, and that's clearly available for acquisitions. And, once again, that's invested -- 98% of that is in treasury bills to ensure that it's secure. The remaining cash, as Richard pointed out, is about $28 million down below, $9 million of which would be used for the repayment of the scheduled $9 million term loan at the end of this year, so that will go down. Obviously, we'll generate some cash in the fourth quarter as well, but the cash that's left there at year-end will either be kept in the German operations for the time being. The cash in the U.S. subsidiary, as we pointed out in the call, is going to be put into escrow to basically pay for severance, decommissioning in the plant, negative working capital of the King's Mountain operation as well as carrying costs on the facility until we get it sold. Now, we've got the facility, and we have the equipment, which will be going on to the market pretty quickly, and that, as well, will help pay down bank debt once we sell that.

John Nelson - State of Wisconsin Investment Board - Investor

Still, just to try to get to the point, let's say, you know, you Xed out all of your liabilities, what do you have available for making acquisitions?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

For now, I would only count on the $52 million at the parent company for the acquisition. The rest of it -- we can't upstream from the parent because the bank precludes us from taking a dividend until we get them paid off, which could happen. We're pretty comfortable it will happen within two years based on the schedule repayment, and it could happen earlier if we sell the facility and the equipment.

Operator

Philip Broenniman, Cadence Partners.

Philip Broenniman - Cadence Partners - Analyst

As previous callers mentioned, I think congratulations are deserved by everybody involved in this. Clarke, I left a voice message for you, but from what I understand you did an amazing job, so on behalf of shareholders, certainly my investors, thank you very much.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

I appreciate the compliments.

Philip Broenniman - Cadence Partners - Analyst

A couple of questions, and it gets a little bit on this theme, with $28.6 at the LCC, $9 million-plus pay down some of the debt. From what I can see, we would only have $3 million-plus left over. Why not just pay the whole thing down and have that flexibility?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

The German operation needs to retain some cash because as you go into the first half of next year, you begin to consume your cash.

Philip Broenniman - Cadence Partners - Analyst

Oh, I understand the cash, but do they need $18 million? Is the working capital needs that large, or that magnitude? Or, in this case, I guess it would be $21 million.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

Well, take the $28 million and subtract $9 million from that, so you're down about $18 million, and there's a portion of that sits in the U.S. that will go towards the items that I previously identified. So the answer is yes. It doesn't need all that cash, but it can swing quite substantially. So there's not enough there to pay off the balance of the bank.

Philip Broenniman - Cadence Partners - Analyst

Gotcha. Okay, so you're being conservative in that regard with respect to working capital? And what are shares outstanding today? Can you give us that number today, not at the end of September but today?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

Yes, it's about 7 million. 6.8 million? 6.8 million, Phil.

Philip Broenniman - Cadence Partners - Analyst

And any sense -- you've indicated repeatedly that there, you're open to a transaction with respect to the European operations. Any sense on what interest there might be out there? If there's interest for a business that we feel we've got a pretty good price for, is there any sense for a business that we feel is actually EBITDA-positive and actually will provide cash flow?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

The answer is yes, but I think the difference between the U.S. and Europe -- one of the reasons why I believe we're able to get this deal done, and it's going to sound kind of funny, but with the accelerated decline rates, that's been forcing companies to really consolidate rooftops, particularly in the United States. And I think that, as thing begin to accelerate -- as the decline rates begin to accelerate in Germany, I think that will force people to start looking at the same thing. So right now I don't think they're under the same pressure that the U.S. is under.

Philip Broenniman - Cadence Partners - Analyst

Wouldn't it kind of be, I guess, logical, or are people going to try to wait until everyone is in a dire situation and then go bottom fishing?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

I don't know if they'll wait until it's a dire situation, but I think the declines in Europe have been in the mid-1 figures, kind of, the 4%, 5%, 6% ranges. So it hasn't really put people in that dire situation. As it begins to accelerate, I think that people will then begin to look at this much more seriously. But up until this point, there hasn't been the pressure to really do that.

Philip Broenniman - Cadence Partners - Analyst

But what I'm saying is are people not anticipating this?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

I think that they are but, you know, like the States, like in the States, you know, we've been at these double-digit decline rates for almost two years now, and it does take, I must tell you, it takes a while to get these deals done, because they're not easy to do, particularly with, you know, there were four parties negotiating here. There was Universal, Sony, ourselves, and the bank. So the answer is yeah, I think that you're going to start seeing more interest, but until these decline rates in Europe get into the double digits, I'm not sure that they're experiencing the same level of pressure right now.

Philip Broenniman - Cadence Partners - Analyst

Okay. Last question. We have $50 million-plus that we can take a look at that will allow us to utilize our NOLs. Has there been any -- so you've been very distracted, of course, by closing this transaction. I don't know if you've had an opportunity to talk with potential financing sources. Is there any, do we think that there is a potential to get some leverage here or are we only looking at cash acquisitions?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

That's a good question. I think that, you know, what we had in October, the answer probably would have been "No." Financing was available at very high rates, you know, almost punitive rates, but financing was available. It's beginning to loosen up a little bit and, as you know, an acquisition takes you a while to get completed, so we think this is a very similar environment I was in, in 1991, when the credit crunch really hit.  We found the acquisition, we had to go to the market twice to get it financed and ultimately got it financed. I think it's beginning to thaw. We're beginning to, you know, people are beginning to, in our discussions with Wachovia, they indicated an interest in wanting to finance us on our next transaction, but I think that it's going to take a little while before we start seeing attractive rates on that financing.

Philip Broenniman - Cadence Partners - Analyst

As I look at the Hexion-Huntsman transaction where Apollo is getting its feet held to the fire -- I ask that you please include a financing contingency in any transaction that you're proposing.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

That's good advice.

Philip Broenniman - Cadence Partners - Analyst

All right, guys, anyway, again, congratulations, a really great job. Clearly, it's as demonstrated by the stock price, shareholders were very pleased, and nicely done.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

Thank you, appreciate it.

Operator

 (Operator Instructions) Brian Luster, Abernathy Group.

Brian Luster - Abernathy Group - Analyst

First, just a clarifying question -- could I ask the gentleman who went over the share buybacks to please give me that data one more time? I just missed it, please.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

That was Mike Klinger.

Michael Klinger - EDCI Holdings, Inc. - CFO

Sure, just a moment. So far, in the third quarter, we purchased 143,574 shares. Since implementing the program, we've purchased 174,794 shares for a total purchase price of $752,000. Separately, in the first quarter, we purchased 150,000 shares from a privately negotiated transaction from a non-affiliate for $675,000. Those are all in the 1-for-10 reverse stock split quantities.

Brian Luster - Abernathy Group - Analyst

Okay, thank you. Someone went over severance. Could someone give me a little bit more clarification on the severance for the European operations or the description thereof, please?

Michael Klinger - EDCI Holdings, Inc. - CFO

Sure, this is Mike Klinger. We have a couple of buckets of severance that we're handling at this point. One, in Blackburn, which is in the UK, our facility there, they did a review of the environment that they have operating, and they decided to switch their staffing model from seven days a week to five days a week, and we did that. It created some redundancy that we had to account for. So we've implemented that, and that is ongoing. You will see the impact of that more next year than this year. The other piece is in Germany, Universal was having us distribute Universal Pictures for a short period of time, and it continued on through the summer, and then it went on to a different vendor. So we had to severance out the people related to that.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

We actually distributed for them just in Germany.

Michael Klinger - EDCI Holdings, Inc. - CFO

Yes.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

And they consolidated with one vendor, Pan European. So we just weren't set up to get that business -- or keep that business.

Brian Luster - Abernathy Group - Analyst

Okay. Next, there was a discussion for some time when Mr. Copland was around, about a discussion that you were in with Wachovia to lower the amount of debt coincident with the sub. Was that ever, was anything ever, any progress ever made on that?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

When you say, to lower the amount of debt? I'm not quite --

Michael Klinger - EDCI Holdings, Inc. - CFO

It's probably the asset-based.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

But there was some discussion about potentially replacing them with an asset-based lender, but that never came to fruition.

Michael Klinger - EDCI Holdings, Inc. - CFO

No.

Brian Luster - Abernathy Group - Analyst

Okay, lastly, was there any severance involved in Mr. Copland's departure and, if so, how much?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

No, there was no severance. He had a pay-to-stay bonus that came due September 1st, but he did not have any severance.

Operator

Eric von der Porton, Leeward Investments.

Eric von der Porton - Leeward Investments - Analyst

Thank you. I'd like to add my congratulations on the transaction. I hope that gets closed (inaudible) fashion. I'd just like to check on your guidance for the year. In the past, you've given a guidance as far as an EBITDA target for the full year, and what I've read and heard through these releases is that you've been on track through Q3. I haven't heard any update regarding Q4. Obviously, the transaction may affect that, but I was wondering if there was anything you could say in that regard?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

As we said, for the first three quarters this year, we met our internal expectations. We're not giving guidance for the fourth quarter, we're going to update and give guidance for 2009. It's really because of all the moving parts on this transaction. Until the dust settles, we've just decided -- the board has decided that we're going to pull back from that for now.

Eric von der Porton - Leeward Investments - Analyst

Okay, I think that makes sense. And then what I heard you say, I think, at the beginning, was that you're expecting net income positive for 2009?

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

Yes. Based on a 10% decline rate in Europe and based on exchange rates staying the same on a consolidated basis, EDCI consolidated, both companies consolidated, we expect net income from continuing operations to be positive.

Eric von der Porton - Leeward Investments - Analyst

Okay, and then is there anything you can say about possible cash flow generation in the fourth quarter? That's my last question, thank you.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

No, it is -- it represents the best quarter of the year. It's just that given all that's going on, we've just decided that we're not going to be giving guidance for the fourth quarter. But we will -- the first quarter -- or -- the fourth quarter call, give you some indication as to how things are going to look for the year 2009.

Operator

There are no further questions. We'll turn the call back over to Mr. Bailey for any closing remarks.

Clarke Bailey - EDCI Holdings, Inc. - Chairman and Interim CEO

Great, thanks very much. I appreciate the time. Obviously, this is an important step for the Company to begin to execute on our strategic vision. We're hopeful that we're going to close this transaction on December 31st, and we look forward to our fourth quarter call to give you more information on, with regard to 2009. And, with that, thanks very much.

Operator

Thank you for participating in today's EDCI Holdings 3Q Earnings and Sale Announcement Call. You may now disconnect.